Exhibit 99.1

Professional Diversity Network Releases Letter to Shareholders

CHICAGO, August, 15, 2017 (GLOBE NEWSWIRE) -- Professional Diversity Network, Inc. (NASDAQ: IPDN) (“PDN” or “the Company”), a global developer and operator of online and in-person networks that provide access to networking, training, educational and employment opportunities for diverse individuals, today issued the following letter to shareholders.

Dear Fellow Shareholder,

Yesterday, we released our second quarter financial results as filed in our Form 10Q with the Securities and Exchange Commission. While we believe it illustrates tangible progress towards executing our stated business plan, I felt it important to personally take the time to not only expand on recent results, but also provide you with a sense of current initiatives and how we intend to achieve our collective goals.

I say collective goals because much like you, I too have a very vested interest in the shares of our Company, and therefore value creation. Our goals could simply not be any more aligned. The current price of our stock can only be considered an indication that there is more we should be doing towards building shareholder value. In fact, this communication is indicative of our previously announced intent to try and be more transparent and better stewards of our corporate messaging with the financial community.

That said I believe actions are always stronger than words. Affirmation of my own belief in the long-term prospects of our business can be no better illustrated than by my own recent insider purchases as noted in a Form 4 filing made on 6/19/2017. Those purchases were made at nearly twice the price as we sit today. Upon the window opening whereby insiders can again make purchases, you may expect to see me again put my own money where my mouth is.

In addition, in late 2016 and early 2017 I was part of the group of investors at Cosmic Forward Limited (“CFL”) which invested over $20 million in the company, at a price of $9.60 per share. This investment was made based solely on an expectation that we believed we could not only improve upon U.S. operations, but we could leverage this expertise and existing talent as we expand into the China market.  Having now spent approximately seven months as your Chief Executive Officer, I believe more strongly than ever that the Company is well positioned for long-term success. I further believe and expect my personal investment in our company, along with CFL’s, will ultimately generate measurable return on investment.

Our core value proposition as we develop a global company is to provide international cultural services and education that supports families so they can grow and prosper.  With the integration of our U.S. and China businesses, this perfectly captures our company’s mission and culture.

I’d like to now give you an overview and update of our different business segments.

U.S. Operations

Our U.S. operations currently consist of our NAPW, PDN and Noble Voice businesses. NAPW is a paid network for women only which provides networking and business development opportunities to its members through online and offline connections. Our PDN careers business provides career opportunities to diverse job seekers and access to diverse job seekers to the employers seeking them and our Noble Voice business, is a lead-generation business which monetizes transactions by driving inexpensive online traffic to our offline call center where we add value and sell leads to our strategic partners who provide continuing education and job opportunities to American workers.

Our NAPW business operates as a subscription-model with an annuity element because of its renewals.  Members originally purchase one-year memberships in order to fully participate in NAPW’s online and offline communities and offerings. We work hard to maximize our members’ value so that they renew their memberships each year creating a recurring revenue stream. Thus, we have distinct revenue streams from both the sale of membership subscriptions (and related products) as well as from the annual subscription renewals.  During 2017 we have, by design, decelerated the former and reduced subscription revenues to implement new technology, rebuild our sales processes and either replace or re-train much of our sales team.

From our 10-Q filing you may have noticed NAPW’s decline in subscription revenue.  What you would not have noticed, and I am very pleased to share with you today is that our efforts have resulted in reduced per-member acquisition costs, improved brand reputation and increased rates of renewal.  The importance of this progress cannot be overstated. While we have a plan to accelerate top-line revenue growth from initial subscription sales in 2018, much of the lifetime revenue value in this business comes from the high-margin renewal revenue.  We are already seeing significant returns on our 2017 investments in the form of increased renewal rates.  If these returns continue, as we expect they will, 2017 will mark an inflection point resulting in a more efficient business which has a larger baseline.

Beginning in the first quarter of 2017, we consolidated the day-to-day management of our PDN and Noble Voice businesses.  Our belief was that doing so would allow for immediate cost savings and allow natural synergies between the two operations to more naturally be expressed, identified and captured.  I am pleased to report that we are seeing the results of these efforts.  Additionally, we have recently consolidated our physical offices for both companies so that all employees will now be operating from our main corporate office in downtown Chicago.  This consolidation is expected to reduce our operating expense by over $100,000 per year, while at the same time bringing together the employees who need to work side-by-side to help synergize the two operations.

In our PDN careers business we previously disclosed and described our new “Cost Per Applicant” service of selling completed and qualified applications to employers.  While this is a new segment, we have seen very encouraging results and are currently generating more than $25,000 per month.  At the same time, we have invested in and implemented significant new technology, including artificial intelligence-based marketing tools, which we believe will position us to scale the PDN business.  In our Noble Voice business, we are seeing increased demand for our services, much of which results from the stability and reputation of our brand in the marketplace as well as the marketplace’s renewed confidence in the for-profit education sectors.   Our ability to assist jobseekers with the job search and provide additional options for career development is fundamental to our diversity recruitment business.

In short, our U.S.-based businesses are strong and I believe that they are well-positioned to continue to grow.  At the end of the second quarter we had approximately 9.7 million registered users in our PDN network, 945,000 members in our NAPW network, 6.4 million Noble Voice users with TCPA-compliant opt-ins, and over 1,000 companies using the products and services operated by our PDN/Noble Voice operations.  We believe these numbers support our goal to operate at cash flow breakeven for 2017 in our PDN and Noble Voice businesses and for our U.S. business to reach cash flow breakeven on a consolidated basis in mid-2018.  Given our investments, the market’s adoption of our products and services, and the team we have in place, I feel encouraged that we can meet these goals.

China Operations

As previously disclosed in 2017, we entered the China market with a three-pronged strategy: (1) provide education, training and collaborative opportunities to Chinese business people through our Shared Economy summit series; (2) provide networking and other benefits to Chinese women through our International Association of Women; and (3) provide education services for Chinese students.  All three reflect our core value proposition, which is utilizing international cultural and educational resources to support family members’ growth – men, women and children.  Through the first two quarters of the year we have made significant progress on all three.

Our Shared Economy summit series has so far attracted over 7,800 paid attendees at seven paid events.   We have used these initial events to understand demand in diverse markets across China so that we may tailor our offerings in the future.  This segment is continuing to mature, and we have plans to continue to deliver exciting programming to the Chinese market through well-known and respected global authorities.

Our International Association of Women (“IAW”) segment kicked off near the end of the second quarter with an initial, marketing event.  We have since begun to transact IAW membership sales which are priced in the range of 20,000 to 500,000 RMB for annual membership subscriptions.  We are encouraged by early results.  I believe that IAW can provide in China, which is a virtually untapped market, the same dual-flow revenue stream as NAPW does in the U.S. through initial subscription sales plus annual renewals.

Finally, we have begun to gain traction in our education business.  We recently announced a partnership with Jiangxi Ji’An College.  This partnership will provide us with a supply of students who wish to either study in or receive credit from institutions in the U.S.  We are currently cooperating with a number of additional schools, both in the U.S. and abroad, to identify appropriate partners and develop mutually-beneficial programs.

In closing, while we are pleased with the measurable progress of recent quarters, we are keenly aware that there is much hard work still to be done. I believe our best days lay just ahead. Rest assured we intend to continue driving towards our goal of achieving both top line growth and bottom line profitability resulting in building sustainable shareholder value. Thank you for your continued support.

Sincerely,

Michael Wang
Chief Executive Officer

About Professional Diversity Network (PDN)

Professional Diversity Network, Inc. (PDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States and China including National Association of Professional Women (NAPW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions, and Noble Voice, a career placement and career counseling call center. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," “plan,” "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on "Investor Relations."

CONTACTS

Jason Assad – Investor Relations
Jassad@prodivnet.com
678-570-6791

Chris Wesser – EVP and Secretary
cwesser@prodivnet.com
516-659-8560

Jim Kirsch – Co Executive Chairman
jkirsch@prodivnet.com
312-614-9021